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                                                                      EXHIBIT 12



                                                    ______________________, 2001




Board of Directors                           Board of Trustees
Principal Preservation Portfolios, Inc.      Nationwide Mutual Funds
215 North Main Street                        Three Nationwide Plaza
West Bend, WI 53095                          Columbus OH 43215-2220

         Re: TAX OPINION FOR REGISTRATION STATEMENT ON FORM N-14

Ladies and Gentlemen:

         We are acting as counsel to Principal Preservation Portfolios, Inc., a Maryland corporation ("Principal Preservation"), in connection with the proposed transfer of the assets of the Select Value Portfolio (the "Select Value Portfolio"), a series of Principal Preservation, to the Nationwide Value Opportunities Fund (the "Value Opportunities Fund"), a series of Nationwide Mutual Funds ("Nationwide"), solely in exchange for Value Opportunities Fund shares to be distributed to the Select Value Portfolio shareholders in liquidation of the Select Value Portfolio. The transactions will occur pursuant to the Agreement and Plan of Reorganization (the "Agreement"), dated as of December 15, 2000, executed by Nationwide and Principal Preservation. The Agreement is attached as Appendix A to the Registration Statement under the Securities Act of 1933 on Form N-14 (the "Registration Statement"), filed by Nationwide on the date hereof with the Securities and Exchange Commission. This opinion is rendered pursuant to Section 7.6 of the Agreement. Capitalized terms not otherwise defined herein have the meanings assigned to them in the Agreement.

         In rendering our opinion, we have examined the Registration Statement and the Agreement and have, with your permission, relied upon, and assumed as correct now and as of the effective time of the Reorganization, (i) the factual information contained in the Registration Statement, (ii) the representations and covenants contained in the Agreement, (iii) certain factual representations made by Principal Preservation on behalf of the Select Value Portfolio and by Nationwide on behalf of the Value Opportunities Fund, and (iv) such other materials as we have deemed necessary or appropriate as a basis for our opinion.

         On the basis of the information, representations and covenants contained in the foregoing materials and assuming the Reorganization is consummated in the manner described



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Principal Preservation Portfolios, Inc.
Nationwide Mutual Funds
____________________, 2001
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in the Agreement and the Proxy Statement/ Prospectus included in the
Registration Statement, we are of the opinion that:

                  (i) The Reorganization will constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Select Value Portfolio and the Value Opportunities Fund will each be a "party to" the Reorganization within the meaning of Section 368(b) of the Code;

                  (ii) No gain or loss will be recognized by the Select Value Portfolio upon the transfer of substantially all of its assets to the Value Opportunities Fund in exchange solely for the Value Opportunities Fund Shares;

                  (iii) No gain or loss will be recognized by the Value Opportunities Fund upon the receipt by it of substantially all of the assets of the Select Value Portfolio in exchange solely for the Value Opportunities Fund Shares.

                  (iv) No gain or loss will be recognized by the Select Value Portfolio Shareholders upon the liquidation of the Select Value Portfolio and the related surrender of their shares of the Select Value Portfolio in exchange for the Value Opportunities Fund Shares;

                  (v) The Value Opportunities Fund's basis in the assets acquired from the Select Value Portfolio will be the same as the basis of those assets in the hands of the Select Value Portfolio immediately prior to the exchange;

                  (vi) The holding period of the assets of the Select Value Portfolio received by the Value Opportunities Fund will include the period during which such assets were held by the Select Value Portfolio;

                  (vii) The basis of the Value Opportunities Fund Shares received by each Select Value Portfolio Shareholder in connection with the reorganization will be the same as the Select Value Portfolio Shareholder's basis in his or her Select Value Portfolio Shares immediately prior to the Reorganization;

                  (viii) The holding period of the Value Opportunities Fund Shares received by each Select Value Portfolio Shareholder in connection with the Reorganization will include such Select Value Portfolio Shareholder's holding period of his or her Select Value Portfolio Shares held immediately prior to the Reorganization, provided that such Select Value Portfolio Shares were held by such Select Value Portfolio Shareholder as a capital asset as of the Effective Time;



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Principal Preservation Portfolios, Inc.
Nationwide Mutual Funds
____________________, 2001
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                  (ix) The Value Opportunities Fund will succeed to and take into account as of the Effective Time the items of the Select Value Portfolio described in Section 381(c) of the Code, subject to the conditions and limitation specified in Sections 381(b) and (c), 382, 383 and 384 of the Code, and the applicable Treasury Regulations thereunder.

                  (x) The discussion in the Proxy Statement/Prospectus under the captions "Synopsis - Federal Tax Consequences and "The Proposed Reorganization - Federal Tax Considerations," to the extent it constitutes summaries of legal matters or legal conclusions, is accurate in all material respects.

         This opinion expresses our views only as to federal income tax laws in effect as of the date hereof, including the Code, applicable Treasury Regulations, published rulings and administrative practices of the Internal Revenue Service (the "Service") and court decisions. This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Service or the courts. Furthermore, the legal authorities upon which we rely are subject to change either prospectively or retroactively. Any change in such authorities or any change in the facts or representations, or any past or future actions by Principal Preservation, the Select Value Portfolio, Nationwide or the Value Opportunities Fund contrary to such representations might adversely affect the conclusions stated herein.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name under the captions "Synopsis - Federal Tax Consequences" and "The Proposed Reorganization
- Federal Tax Considerations" in the Proxy Statement/Prospectus included in the Registration Statement.

                                       Very truly yours,


                                       DRAFT